Exhibit 5.1

[Letterhead of Thompson Hine LLP]

October 9, 2014

Palatin Technologies, Inc.

4B Cedar Brook Drive

Cranbury, New Jersey 08512

Re:         Palatin Technologies, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Palatin Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, Registration No. 333-198992 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering and sale of up to $51,750,000 (including overallotment) in shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”).

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the several underwriters to be named therein. The form of the Underwriting Agreement has been filed as Exhibit 1.01 to the Registration Statement.

Item 601 of Regulation S-K promulgated under the Securities Act and the instructions to Form S-1 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-1 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws, each as currently in effect, and the form of the Underwriting Agreement; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto. We have also relied as to certain matters on information obtained from public officials and officers of the Company.

In our examination, we have assumed, without independently verifying such assumptions, (i) the authenticity and genuineness of all signatures on all documents and instruments examined by us, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to original documents of all documents submitted to us as certified, photostatic or conformed copies, including documents transmitted by fax, in Adobe Portable Document Format (PDF) or electronically, and the authenticity of such documents.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized and, when issued, paid for by the underwriters as described in the Registration Statement and delivered by the Company pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

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